LIN TV CORP.

CHANGE IN ELECTION FORM

A list of all of your eligible options appear on the “Grant Detail Report” that you will receive in a separate mailing.

If you previously submitted an Election Form but you would like to change your decision, you must complete and sign this Change in Election Form and return it pursuant to the instructions below.

Please check only one of the two boxes below and provide information accordingly.

☐     Yes, I choose to participate in this offer:

I have written in the table below the eligible options that I wish to exchange (the “Selected Options”) subject to the terms and conditions of the Offer to Exchange Outstanding Stock Options of LIN TV Corp. (“LIN TV”), dated May 4, 2009 (the “Offer to Exchange”).  I acknowledge that I have received a Grant Detail Report that lists all of my eligible options of LIN TV and understand that in addition to all other requisite documentation, I must also return my stock option agreement for each of the Selected Options that I elect to tender for exchange.  In addition, I understand that if I write, “I elect to tender 100% of my eligible options” below, that I will be accepting the offer for all eligible options that I own.

I understand that if my offer to exchange Selected Options is accepted I will:

(1) have no right, title or interest to my Selected Options listed in the table below, and any certificates or other documentation evidencing these option grant(s) will be void and of no further effect; and

(2) have the right to receive one new stock option to purchase an equal number of shares of LIN TV Class A common stock (the “New Options”) for each Selected Option I have surrendered, subject to the terms and conditions of, and as more fully explained in, the Offer to Exchange.

In addition, I am making the representations and acknowledgements to LIN TV that are attached as Exhibit A to this Change in Election Form.

Selected Option Number	Grant Date of Selected Option	Number of Selected Option Shares(1)	Exercise Price of Selected Option

(1)
If you tender a Selected Option, you must tender all the shares covered by that option.  You cannot exchange only some of the shares covered by an option, and if you list only part of a Selected Option above, LIN TV will treat it as though you tendered all the shares covered by the option.

☐           No, I choose not to participate in this offer:

I do not wish to exchange any of my eligible options.

______________________________________________________________________________

Please complete and sign this Change in Election Form (including Exhibit A) and return it by hand delivery, mail or fax or by emailing a scanned or PDF copy to:

Daniel Donohue
Vice President Human Resources
LIN TV Corp.
One Richmond Square, Suite 230E
Providence, Rhode Island 02906
Telephone:  (401) 454-2880
Facsimile:  (401) 454-4980
Email: dan.donohue@lintv.com

LIN TV must receive this Change in Election Form (including Exhibit A) no later than 5:00 p.m., Eastern Time, on June 2, 2009.  If you miss this deadline, you will not be permitted to participate in this exchange offer.

_____________________________________________ Signature
_____________________________________________ Name (please print)
_____________________________________________ Social Security No. or Tax ID No.
_____________________________________________ Telephone No. during business hours

Date:  _______________, 2009

Exhibit A
To:  LIN TV Corp.

Pursuant to the Offer to Exchange, I hereby tender for exchange the Selected Options indicated on the attached Change in Election Form.  In addition to the representations and acknowledgements made by me in the Change in Election Form, I hereby represent and acknowledge the following to LIN TV:

•
Any Selected Options tendered by me on the Change in Election Form are tendered subject to the terms and conditions set forth in the Offer to Exchange.  I hereby acknowledge that I received a copy of such Offer to Exchange and I agree to be bound by all of the terms and conditions stated therein.

•	I have full power and authority to tender the Selected Option(s) indicated in my Change in Election Form.

•
All authority conferred or agreed to be conferred in my Change in Election Form regarding the Selected Option(s) I have tendered shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•
LIN TV’s acceptance for exchange of Selected Options tendered pursuant to the Offer to Exchange will constitute a binding agreement between LIN TV and me, upon the terms and subject to the conditions of the Offer to Exchange.

•
If my Selected Option(s) are accepted for exchange, I acknowledge that I will have no right, title or interest to my Selected Option(s), and that any certificates or other documentation evidencing such option grant(s) will be void and of no further effect.

•	If Selected Options are accepted for exchange, I acknowledge that:

•	I will have the right to receive one New Option for each Selected Option that I have tendered;

•	the New Options I am entitled to receive will not be issued until after the Offer to Exchange expires, and such grant date is currently expected to be June 2, 2009;

•	I will execute a stock option agreement in connection with my receipt of the New Options; and

•
the New Options I receive will be subject to the terms and conditions of the new stock option agreement and LIN TV’s Amended and Restated 2002 Stock Plan or, if I am a non-employee director of LIN TV, LIN TV’s Third Amended and Restated 2002 Non-Employee Director Stock Plan.

•
LIN TV has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in the exchange offer before making any decision whether to participate.

•
I also acknowledge that in order to receive New Options I must be, on the date the Offer to Exchange expires, either (1) a full-time or part-time employee of LIN TV or of one of its subsidiaries and otherwise be an eligible participant under the Amended and Restated 2002 Stock Plan, or (2) a non-employee director otherwise eligible to participate under the Third Amended and Restated 2002 Non-Employee Director Stock Plan.

•
I understand that participation in the Offer to Exchange will not be construed as a right to my continued employment or service with LIN TV or any of its relevant subsidiaries for any period, and that my employment or service can be terminated at any time by me or LIN TV (or one of LIN TV’s subsidiaries, if applicable), with or without cause or notice, in accordance with the terms of my employment.

•
I recognize that, as described in Section 6 of the Offer to Exchange, LIN TV may terminate or amend the offer.  LIN TV may also postpone its acceptance and cancellation of any or all of the Selected Options tendered for exchange.  In any such event, I acknowledge that the Selected Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

_________________________________________
Signature

_________________________________________
Name (please print)

Date:  __________, 2009